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                                                                    EXHIBIT 99.1

                 SPS ANNOUNCES COMPLETION OF THE ACQUISITION OF
                       MAGNETIC TECHNOLOGIES CORPORATION

     JENKINTOWN, PA -- December 2, 1997 -- SPS Technologies, Inc. (NYSE-ST) announced today that is has completed the acquisition of all of the outstanding shares of Magnetic Technologies Corporation (NASDAQ: MTCC) for $5.00 per share (approximately $14.4 million). Approximately $8.4 million of the consideration will be paid in cash and the remainder in SPS shares. In addition, SPS assumed Magnetic Technologies' net debt of $2.3 million.

     Magnetic Technologies, located in Rochester, New York and Rochester, England, designs and manufactures magnetic, electronic and mechanical subassemblies for copiers and printers for the electronic office equipment industry. For the year ended July 31, 1997, Magnetic Technologies reported sales of $20.8 million and net earnings of $746,000.

     SPS intends to operate Magnetic Technologies as a part of its Magnetic Materials Group. The Magnetic Materials Group manufactures a wide range of magnetic materials, precision foil and strip products and magnetic components and assemblies for automobiles, aircraft, power supplies, electrical equipment and electronic security systems.